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                                                                    EXHIBIT 4(p)



                          J. C. PENNEY COMPANY, INC.

                                     AND

                       U. S. BANK NATIONAL ASSOCIATION,
                                                Trustee

                           ________________________

                         FIRST SUPPLEMENTAL INDENTURE

                        Dated as of January 27, 2002

                                     TO

                                  INDENTURE

                          Dated as of April 1, 1994

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                         FIRST SUPPLEMENTAL INDENTURE
                         ----------------------------

     First Supplemental Indenture dated as of January 27, 2002, among J. C. Penney Company, Inc., a Delaware corporation (hereinafter called "Co-Obligor"),
J. C. Penney Corporation, Inc., a wholly-owned subsidiary of Co-Obligor (formerly known as J. C. Penney Company, Inc. and hereinafter called the "Company") and U. S. Bank National Association, a corporation organized and existing as a national banking association under the laws of the United States of America, Trustee (formerly Bank of America National Trust and Savings Association as Trustee, and hereinafter called the "Trustee").

                           RECITALS OF THE COMPANY

     The Company and the Trustee have heretofore executed an Indenture dated as of April 1, 1994 (hereinafter called the "Original Indenture"), providing for the issuance of Securities of the Company in accordance with its terms.

     JCP Merger Sub, Inc., a wholly-owned subsidiary of the Co-Obligor has been merged with and into the Company (the "Merger") and, as a result of the Merger, the Company has become a wholly-owned subsidiary of Co-Obligor.

     Co-Obligor has agreed to become a co-obligor with respect to certain of the Securities issued under the Original Indenture, and a guarantor of certain other Securities.

     Section 10.01 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, making any provisions with respect to matters arising under the Original Indenture which shall not be inconsistent with the provisions of the Original Indenture, provided that such action shall not adversely affect the interest of the Holders of the Securities in any material respect.

     All things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with the terms of the Original Indenture, have been done.

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     That in order to make provision for Co-Obligor to become a co-obligor with the Company on the Securities issued under the Original Indenture, other than the 7-5/8% Debentures Due 2097 (the "2097 Debentures"), and for the Co-Obligor becoming the guarantor of the 2097 Debentures, Co-Obligor and the Company, in consideration of the Trustee entering into this First Supplemental Indenture, covenant and agree with the Trustee as follows:

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     Section 1.     Co-Obligor Status.
     ---------      -----------------

     With the exception of the 2097 Debentures, Co-Obligor hereby expressly agrees to become a co-obligor on the Securities liable for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on such Securities.

     Section 2. Joint and Several Liability.
     ---------  ----------------------------

     With the exception of the 2097 Debentures, Co-Obligor and the Company as co-obligors shall be jointly and severally liable for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on such Securities.

     Section 3. 7-5/8% Debentures Due 2097.
     ---------  ---------------------------

     Co-Obligor unconditionally and irrevocably guarantees the full and punctual payment of the principal of (and premium, if any) and interest, if any, on the 2097 Debentures when due, whether at maturity, by acceleration or redemption, or otherwise under the Original Indenture within applicable grace periods, if any, provided that Co-Obligor shall have no payment obligation under this
Section 3 except upon the failure of the Company to make payments on the 2097 Debentures when due and payable under the terms and conditions of the 2097 Debentures, whether upon a scheduled payment date, pursuant to acceleration or redemption or otherwise.

     Section 4. No Release of Company.
     ---------  ---------------------

     Notwithstanding the agreement of the Co-Obligor to become liable for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities except the 2097 Debentures issued under and subject to the Indenture and to guarantee the full and punctual payment of the principal of (and premium, if any) and interest, if any, on the 2097 Debentures as provided in Section 3 of this Supplemental Indenture, the Company remains fully liable for all of its obligations under the Indenture and has not been released from any liabilities or obligations thereunder.

     Section 5. General.
     ---------  -------

     This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and, as provided in the Original Indenture, this Supplemental Indenture forms a part thereof.

     All terms used in this Supplemental Indenture which are defined in the Original Indenture shall have the meanings assigned to them in the Original Indenture except as otherwise provided in this Supplemental Indenture.

     The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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     All covenants and agreements in this Supplemental Indenture by Co-Obligor shall bind its successors and assigns, whether so expressed or not.

     This Supplemental Indenture shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

     This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                               J. C. Penney Company, Inc.,
                                               as Co-Obligor

                                               By:/s/ Robert B. Cavanaugh
                                                  --------------------------

Attest:/s/ C. R. Lotter
       ---------------------
        Secretary

                                               J. C. Penney Corporation, Inc.,
                                               as the Company

                                               By:/s/ Robert B. Cavanaugh
                                                  --------------------------

Attest:/s/ Jeffrey J. Vawrinek
       ---------------------
        Assistant Secretary

                                               U. S. Bank National Association,
                                               Trustee

                                               By:/s/ S. Dodson
                                                  --------------------------

Attest:/s/ William W. MacMillan
       ------------------------
        Authorized Officer

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